Exhibit 99.2

                       NET 1 U.E.P.S. TECHNOLOGIES, INC.

                            4th Floor, North Wing
            President Place, Cnr Jan Smuts Avenue and Bolton Road
                     Rosebank, Johannesberg, South Africa
             Tel: 011-27-11-343-2000        Fax:11-27-11-880-7080
                                 Symbol: NUEP



FOR IMMEDIATE RELEASE:

July 27, 2004 -- Net 1 U.E.P.S. Technologies Inc. ("Net 1"), is pleased to announce that it has been selected as the exclusive provider of Point-of-Sale
(POS) terminals for Nedbank Limited, one of the four largest banks in South Africa. As a result, Nedbank has placed an order for 18,500 POS, 5,600 pin-pads and 66,000 merchant smart cards for a value of Rand 66,950 million (approximately US$ 10.8 million).

The POS terminals have the functionality, flexibility and industrial strength to support the Nedbank existing acquirer base and will facilitate the deployment of Nedbank's, Europay, MasterCard and Visa (EMV) rollout.

The POS terminals are EMV compliant at both the hardware and software levels as well as Pin Entry Device (PED) compliant and therefore supports all the cryptographic functions required by EMV or magnetic stripe applications, such as triple DES (Data Encryption Standard), RSA (Rivest, Shamir and Adleman) and the like. The implementation rollout will commence during the 3rd quarter of 2004 and planned for completion towards the end of the 1st quarter of 2005.

Net 1 is engaged in the sales, maintenance and development of UEPS smart-card based systems and products with revenues of approximately US$100 million and approximately 2,100 employees.

The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties that may or may not occur. Among the contingencies and uncertainties that may affect Net 1 are uncertainty of product and technology development, difficulties in developing market acceptance for products, rapid technological changes and obsolescence, competition, inability to attract and retain key personnel and significant capital requirements in order to fully develop products. Forward-looking statements are not guarantees of future performance and are based on numerous assumptions about future conditions that could prove to be inaccurate.

Actual events, transactions and results may differ materially from anticipated events, transactions or results described in such statements.

Contact Net 1:    011-27-11-343-2000
                  http://www.net1ueps.com.